Exhibit 99.2

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Announces New Leadership Appointments

NASHVILLE, TN, Mar. 11, 2019 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of a collection of restaurants which includes J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today announced that Mark A. Parkey has been appointed President and Chief Executive Officer of the Company effective May 1, 2019. He will succeed Lonnie J. Stout II, who has been named to a newly created position, Executive Chairman of the Board of Directors of the Company. At the same time, the Company announced the appointment of Jessica L. Hagler to Vice President and Chief Financial Officer, also effective May 1, 2019.

In his new role as Executive Chairman of the Board, Stout will chair the Company’s Board of Directors while also working closely with Parkey on longer-term business and strategic initiatives for the Company.

Frank Martire will become Lead Independent Director for the Company’s Board upon the transition. Martire expressed the Board’s enthusiasm for the changes: “we are highly confident in Mark’s ability to lead this management team as Chief Executive Officer. Mark and Lonnie have worked well together for a number of years and we believe this transition will be seamless for our shareholders.”

Stout has been a part of the Company’s management team or its predecessors’ management for parts of five decades. He and Chief Operating Officer Mike Moore co-founded J. Alexander’s Restaurants in 1991. Stout commented, “It has truly been a joy to serve this Company and lead this outstanding management team. Given Mark’s broad experience with the Company, his focus and high integrity, I am confident that he will be an outstanding Chief Executive Officer. Jessica Hagler will transition smoothly to the Chief Financial Officer position. In addition, Mike Moore, our Chief Operating Officer, will be taking on more operational responsibilities. This is a powerful team, and they will be extremely successful.

Stout continued: “I am also appreciative of Frank Martire and the Board’s confidence in me in my new role. I will focus on growing the value of our Company for all shareholders as well as providing advice and support to the senior management team.”

Stout has been a director, President and Chief Executive Officer of the Company since its formation. Prior to that time, he was President and Chief Executive Officer of

J. Alexander’s Corporation (“JAC”), the predecessor to J. Alexander’s, LLC since 1986, and a director/manager (as applicable) of J. Alexander’s Holdings, LLC and J. Alexander’s, LLC. Stout joined JAC in 1979 and has held various leadership roles, including Chairman from 1990 until October 2012. He is a Certified Public Accountant, inactive, and a graduate of Tennessee Technological University.

Parkey has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since its formation. He has held the same positions at J. Alexander’s Holdings, LLC and J. Alexander’s, LLC since 2013. Prior to becoming the Chief Financial Officer, Parkey served as Vice President and other offices of JAC from 1993 to 2012. He is a Certified Public Accountant, inactive, and a graduate of Harding University.

Hagler has served as Vice President, Controller and Chief Accounting Officer of the Company since October 2015, and as the Secretary of the Company since February 2018. She previously served as Assistant Vice President and Controller of the Company since its formation in August 2014 and held the same positions with J. Alexander’s Holdings, LLC and its subsidiaries since May 2013. Prior to that time, she served JAC in the role of Director of Financial Reporting and Compliance from March 2012 through May 2013 and as Director of Compliance from November 2010 to March 2012. Hagler is a licensed Certified Public Accountant in the State of Tennessee. She holds a Bachelor’s degree in Accounting and a Master’s in Business Administration from Middle Tennessee State University. Prior to joining the Company, Hagler was a Senior Manager in the audit services division at KPMG LLP.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

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